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                                                                      Exhibit 99

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                           APPLIED INNOVATION REPORTS
                      FIRST QUARTER 2004 FINANCIAL RESULTS

                    WIRELESS AND INTERNATIONAL SALES STRONG;
                         DOMESTIC WIRELINE STARTS SLOWLY

COLUMBUS, OHIO (APRIL 21, 2004) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended March 31, 2004.

Sales for the three months ended March 31, 2004 rose to $5.8 million compared to $5.6 million for the first quarter of 2003. The increase in quarterly sales was primarily due to strong demand from wireless and international customers, offset by less than anticipated domestic wireline spending. The Company's net loss decreased by $0.9 million to $1.1 million, or $0.08 per share, for the first quarter of 2004, compared to a net loss of $2.0 million, or $0.13 per share, for the same period last year.

The Company generated $1.0 million of cash flow from operations during the first quarter of 2004 and had $28.7 million of cash and investments at March 31, 2004.

Executive Vice President and COO Michael P. Keegan said, "Wireless and international sales increased dramatically and represented more than 50% of total sales for the quarter, driven by our AIbadger cell site management and new AIremote products, respectively. However, overall sales increased only modestly over the first quarter of last year due to lower wireline sales."

Mr. Keegan continued, "We remain optimistic about overall sales growth for 2004 based on anticipated strong demand from wireless and international customers and improved wireline order flow compared to the first quarter. Based on discussions with our customers and industry projections, capital expenditures for wireline are expected to increase in subsequent quarters. However, the Company's sales to wireline customers could be negatively impacted in the second quarter by disruptions resulting from labor issues at one of our key customers, as recently reported in the press."

RECENT HIGHLIGHTS

Since the beginning of 2004, the Company:

- Realigned management responsibilities to facilitate market diversification and growth objectives. Michael P. Keegan was promoted to the newly created position of Executive Vice President and Chief Operating Officer. At the same time, Andrew J. Dosch, formerly Controller, was promoted to Vice President, Chief Financial Officer and Treasurer.

- Introduced its AIfirewall product to allow customers to manage services and network devices without compromising the security of their operations support networks. AIfirewall is operational in three key application areas, including voice over IP, digital IP-based services and customer-managed services.

- Introduced its AIbadger-RFM product for cell site radio frequency monitoring. The solution, which was demonstrated last month at CTIA Wireless 2004, was well received by customers and is entering customer trials with three wireless service providers.

- Deployed approximately 275 AIremote products for small site management, primarily with our customer in South Africa.

- Partnered with Bayly Communications to market the Company's network management solutions in Canada.


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-        Solidified its relationship with a new international customer in
         Mexico with orders expected in the second quarter and submitted proposals for significant, multi-year opportunities with two new prospective national service providers abroad.

- Formed teaming arrangements with several large government contractors to respond to a significant Air Force IT procurement opportunity.

OTHER OPERATING RESULTS

Overall gross profit for the first quarter of 2004 was $3.0 million compared to $2.4 million for the first quarter of 2003. As a percentage of sales, gross profit improved to 52% from 43% for the first quarter in 2003.

Gross profit on product sales was $2.2 million or 50% on sales of $4.4 million for the first quarter of 2004. For the same period last year, gross profit was $1.8 million or 41% based on the same amount of product sales. Although product sales were consistent between the quarters, the higher gross profit margin in the first quarter of 2004 was in line with expectations. The gross profit margin on product sales in the comparable quarter last year was impacted by a $450,000 warranty reserve associated with a product recall, as well as $100,000 of inventory charges for potentially slow moving and obsolete inventory. No such warranty or inventory charges were incurred in the first quarter of 2004.

Services gross profit for the quarter ended March 31, 2004 was $802,000 or 57% of services sales of $1.4 million. For the first quarter of 2003, services sales of $1.2 million generated gross profit of $577,000, or 48% of services sales. The increase in services sales and gross profit margins was due primarily to increased volume of installation service projects, higher margin maintenance contracts and high utilization of services personnel, largely driven by increased projects with the Company's wireless customers.

Research and development (R&D) expenses were $1.4 million for the first quarter of 2004 and were consistent with the comparable quarter in 2003. The Company expects to continue investing in product enhancements and new product development in response to customer needs and market opportunities. Currently, the primary focus is on new products for the wireless market and IP-enabled network management products. Quarterly R&D expenses for the remainder of 2004 are expected to be generally consistent with the first quarter.

Selling, general and administrative (SG&A) expenses declined to $3.4 million for the first quarter of 2004, or 59% of sales, compared to $3.6 million, or 64% of sales, for the first quarter of 2003. The reduction in SG&A spending resulted primarily from reduced consulting, insurance and profit sharing costs. SG&A expenses for the remaining quarters in 2004 are expected to be slightly higher than the first quarter due to increases in variable expenses, such as commissions and travel, associated with anticipated increases in sales volume.

The Company's effective tax benefit rate was 36% for the first quarter of 2004 compared to 20% in last year's first quarter. The Company expects to generate fewer research and experimentation credits in 2004 and the higher effective rate reflects the reduction in the impact of those credits.

INDUSTRY AND COMPANY OUTLOOK

Chairman, President and CEO Gerard B. Moersdorf, Jr. said, "We are pleased with the significant momentum we have picked up in the wireless market and remain confident in the double-digit sales growth outlook we provided at year-end. The introduction this quarter of AIbadger-RFM, which monitors radio frequency devices at remote cell sites, demonstrates our flexibility and responsiveness to the wireless carriers' needs for intelligent remote site management. As the wireless carriers also look to invest heavily in network upgrades, offer more broadband data services and increase operating


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efficiencies, we believe the Company is well-positioned to respond to those opportunities and needs with an expanding line of products and services."

"In addition to the boost in international sales resulting from a return to spending by our largest international customer in South Africa, other opportunities look promising, including a number of near-term prospects in Mexico, Brazil and Canada, as well as the proposals outstanding for prospective customers in two other countries. In the government market, we are continuing to build relationships and expand our market presence. While we fully anticipated a long sales cycle, we still see great potential in this market. We see our products and services of high value and impact, as the trends are very similar to those in our other markets, namely increased investment in security, upgrading legacy networks and remote site management."

"Despite somewhat softer than expected sales to our wireline customers in the first quarter, we have received indications that the carriers will continue upgrading their network infrastructures and focusing on areas such as digital subscriber line broadband access, fiber-to-the-premises and voice over IP. Such initiatives will undoubtedly create opportunities for us to provide network management solutions and we are well-positioned to capitalize on those opportunities."

CONFERENCE CALL

Applied Innovation will host a conference call on Wednesday, April 21, 2004 at 10:00 a.m. (ET) to discuss the Company's strategy, business outlook and first quarter 2004 results. The call will be broadcast live over the Internet and can be accessed at the Applied Innovation Web site (www.appliedinnovation.com/Company/Investors.asp) or . If you are unable to participate during the live Webcast, the call will be archived and available under the Investors area of the Applied Innovation Web site.

ABOUT APPLIED INNOVATION

Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Columbus, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.AppliedInnovation.com.

SAFE HARBOR STATEMENT

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: sales growth in 2004 (paragraph 5); order flow and capital expenditures from wireline customers and demand from wireless and international customers (paragraph 5); labor issues at a key customer (paragraph 5); expected orders from a new Mexican customer (paragraph
6); investments in product enhancements and new product development (paragraph
10); quarterly R&D expenses for the remainder of 2004 (paragraph 10); SG&A expenses for the remaining quarters in 2004 (paragraph 11); anticipated increases in sales volume (paragraph 11); generation of research and experimentation credits (paragraph 12); wireless sales growth outlook and wireless carriers' investments (paragraph 13); international and government opportunities, market trends and potential (paragraph 14); and expected upgrades and focus of carriers and resulting opportunities (paragraph 15). These forward-looking statements involve numerous risks and

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uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during fiscal 2004 and thereafter; that the anticipated demand for the products and services offered by the Company will decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company's present products and services and its ability to hire technical staff; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; that the government may not purchase any products or services from the Company; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission
(SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.


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APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                              (Unaudited)
                                                             Mar. 31, 2004          Dec. 31, 2003
                                                             -------------          -------------
Cash and cash equivalents                                       $  13,010               $ 12,031
Short-term investments                                              6,464                  5,582
Accounts receivable, net                                            2,124                  3,449
Inventory, net                                                      3,868                  2,814
Other current assets                                                3,568                  3,488
                                                                 --------               --------
     Current assets                                                29,034                 27,364
Property, plant and equipment, net                                  7,058                  7,060
Investments                                                         9,242                 10,360
Goodwill                                                            3,526                  3,526
Other assets                                                        1,534                  1,573
                                                                 --------               --------
     Total assets                                                $ 50,394               $ 49,883
                                                                 ========               ========

Accounts payable                                                    1,322                    790
Accrued expenses                                                    2,746                  2,597
Deferred revenue                                                    3,090                  2,269
Note payable                                                          750                    750
                                                                 --------               --------
     Total current liabilities                                      7,908                  6,406
Stockholders' equity                                               42,486                 43,477
                                                                 --------               --------
     Total liabilities and stockholders' equity                 $  50,394               $ 49,883
                                                                =========               ========


SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                                                    Three Months Ended Mar. 31,
                                                                   2004                     2003
                                                                   ----                     ----
Sales                                                            $  5,848                 $  5,609
Cost of sales                                                       2,890                    3,253
                                                                 --------                 --------
    Gross profit                                                    2,958                    2,356
R&D                                                                 1,391                    1,400
SG&A                                                                3,424                    3,586
                                                                 --------                 --------
    Loss from operations                                           (1,857)                  (2,630)
Interest and other income                                              85                      110
                                                                 --------                 --------
    Loss before taxes                                              (1,772)                  (2,520)
Income taxes                                                         (638)                    (504)
                                                                 --------                 --------
    Net loss                                                     $ (1,134)                $ (2,016)
                                                                 =========                =========
Diluted EPS                                                        $(0.08)                  $(0.13)
Diluted shares                                                 15,060,852               14,975,067




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SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                                                             Three Months Ended
                                                                                    Mar. 31,
                                                                                    --------
                                                                           2004                     2003
                                                                           ----                     ----
Cash flows from operating activities:
    Net loss                                                            $  (1,134)               $  (2,016)
    Depreciation and amortization                                             343                      375
    Other non-cash charges                                                     72                       (2)
    Working capital changes, net                                            1,669                    1,627
                                                                         --------                 --------
          Net cash provided by (used in) operating activities                 950                      (16)
                                                                         --------                 --------
Cash flows from investing activities:
     Purchases of PP&E                                                       (361)                     (33)
     Changes in investments, net                                              263                    1,703
     Other, net                                                                15                       17
                                                                         --------                 --------
          Net cash (used in) provided by investing activities                 (83)                   1,687
                                                                         --------                 --------
Cash flows from financing activities:
     Proceeds from sale of stock                                              112                       66
                                                                         --------                 --------
          Net cash provided by financing activities                           112                       66
                                                                         --------                 --------
Increase in cash and cash equivalents
                                                                              979                    1,737
Cash and cash equivalents - beginning of period
                                                                           12,031                    8,986
                                                                         --------                 --------
Cash and cash equivalents -   end of period
                                                                         $ 13,010                 $ 10,723
                                                                         ========                 ========